EXHIBIT 10.19

AMENDMENT TO

EMPLOYMENT AGREEMENT

This Amendment to Employment Agreement (this “Amendment”) is made and effective as of December 28, 2012 (the “Effective Date”), between VirtualScopics, Inc., a Delaware corporation (the “Company”) and L. Jeffrey Markin (the “Executive Officer”).

WHEREAS, the Company and the Executive Officer are parties to an Employment Agreement dated February 24, 2009 (the “Employment Agreement”);

WHEREAS, the Company and the Executive Officer desire to modify certain provisions of the Employment Agreement; and

WHEREAS, Section 16 of the Employment Agreement provides that the parties can amend the Employment Agreement in writing.

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained in this Amendment, and for other good and valuable consideration, the parties hereto agree to modify the Employment Agreement as follows:

1.	A new section 19 is inserted into the Employment Agreement that provides as follows:

19.         Section 409A of the Code.

(a)          The compensation and benefits under this Agreement are intended to comply with or be exempt from the requirements of Section 409A of the Code, and this Agreement will be interpreted and administered in a manner consistent with that intent. The preceding provision, however, shall not be construed as a guarantee by the Company of any particular tax effect to the Executive Officer under this Agreement. The Company shall not be liable to the Executive Officer if any payment made under this Agreement that is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.

(b)          References to “termination of employment” and similar terms used in this Agreement mean, to the extent necessary to comply with Section 409A of the Code, the date that the Executive Officer first incurs a “separation from service” within the meaning of Section 409A of the Code. Each payment under this Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.

(c)          The bonus referred to Section 4(b) of this Agreement shall be paid on a timely basis upon official close of the fiscal year, but in no event later than March 15th of the year following the year over which the bonus is earned.

(d)          To the extent any reimbursement provided under this Agreement is includable in the Executive Officer’s income, such reimbursements shall be paid to the Executive Officer not later than December 31st of the year following the year in which the Executive Officer incurs the expense and the amount of reimbursable expenses provided in one year shall not increase or decrease the amount of reimbursable expenses to be provided in a subsequent year.

(e)          Notwithstanding anything in this Agreement to the contrary, if at the time of the Executive Officer’s separation from service with the Company the Executive Officer is a “specified employee” as defined in Section 409A of the Code, and any payment payable under this Agreement as a result of such separation from service is required to be delayed by six months pursuant to Section 409A of the Code, then the Company will make such payment on the date that is six months following the Executive Officer’s separation from service with the Company. The amount of such payment will equal the sum of the payments that would have been paid to the Executive Officer during the six-month period immediately following the Executive Officer’s separation from service had the payment commenced as of such date and will not include interest.

2.	All other provisions and conditions in the Employment Agreement that are not revised or modified by this Amendment remain in full force and effect.

3.	This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute but one and the same document. A signature transmitted by facsimile or electronic mail shall be deemed to be an original signature for all purposes.

(signature page immediately follows)

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

VIRTUALSCOPICS, INC.		EXECUTIVE OFFICER

By:	/s/ Terence A. Walts	By:	/s/ Jeffrey Markin

Terence A. Walts Chairman of the Compensation Committee of the Board of Directors of VirtualScopics, Inc.		Jeffrey Markin

Date:	December 28, 2012	Date:	December 28, 2012

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